September 20, 2023

For information on the Tender Offers:

Financial Advisors: (800) 628-1237

Shareholders: (844) 337-4626 or (844) 33-PIMCO

PIMCO Media Relations: (212) 597-1054

PIMCO CORPORATE & INCOME OPPORTUNITY FUND, PIMCO CORPORATE & INCOME STRATEGY FUND, PIMCO HIGH INCOME FUND, PIMCO INCOME STRATEGY FUND, PIMCO INCOME STRATEGY FUND II, PIMCO CALIFORNIA MUNICIPAL INCOME FUND, PIMCO CALIFORNIA MUNICIPAL INCOME FUND II, PIMCO CALIFORNIA MUNICIPAL INCOME FUND III, PIMCO MUNICIPAL INCOME FUND, PIMCO MUNICIPAL INCOME FUND II, PIMCO MUNICIPAL INCOME FUND III, PIMCO NEW YORK MUNICIPAL INCOME FUND, PIMCO NEW YORK MUNICIPAL INCOME FUND II, AND PIMCO NEW YORK MUNICIPAL INCOME FUND III ANNOUNCE FINAL RESULTS OF TENDER OFFERS FOR AUCTION RATE PREFERRED SHARES

NEW YORK, NY, September 20, 2023 – PIMCO Corporate & Income Opportunity Fund (NYSE: PTY), PIMCO Corporate & Income Strategy Fund (NYSE: PCN), PIMCO High Income Fund (NYSE: PHK), PIMCO Income Strategy Fund (NYSE: PFL), PIMCO Income Strategy Fund II (NYSE: PFN), PIMCO California Municipal Income Fund (NYSE: PCQ), PIMCO California Municipal Income Fund II (NYSE: PCK), PIMCO California Municipal Income Fund III (NYSE: PZC), PIMCO Municipal Income Fund (NYSE: PMF), PIMCO Municipal Income Fund II (NYSE: PML), PIMCO Municipal Income Fund III (NYSE: PMX), PIMCO New York Municipal Income Fund (NYSE: PNF), PIMCO New York Municipal Income Fund II (NYSE: PNI) and PIMCO New York Municipal Income Fund III (NYSE: PYN) (each, a “Fund” and, together, the “Funds”) today announced the expiration and final results of each Fund’s previously-announced voluntary tender offer (each, a “Tender Offer” and, together, the “Tender Offers”) for up to 100% of the Fund’s outstanding auction rate preferred shares (“ARPS”) at a price equal to 96%, with respect to PTY, 93.25%, with respect to PCN and PHK, 94.25%, with respect to PFL and PFN, and 94.5% with respect to PCQ, PCK, PZC, PMF, PML, PMX, PNF, PNI and PYN, of the ARPS’ per share liquidation preference of $25,000 per share (or $24,000 per share for PTY, $23,312.50 per share for PCN and PHK, $23,562.50 per share of PFL and PFN, and $23,625 per share for PCQ, PCK, PZC, PMF, PML, PMX, PNF, PNI, and PYN) and any unpaid dividends accrued through the expiration date of the Tender Offer. The Tender Offers expired on September 18, 2023, at 5:00 p.m. New York City time. All ARPS that were validly tendered and not withdrawn during the offering period of the Tender Offers have been accepted for payment as set forth below.

PTY has accepted for payment 5,085 ARPS, which represents approximately 59.78% of its outstanding ARPS, and 3,421 ARPS remain outstanding.

PCN has accepted for payment 422 ARPS, which represents approximately 44.85% of its outstanding ARPS, and 519 ARPS remain outstanding.

PHK has accepted for payment 581 ARPS, which represents approximately 25.02% of its outstanding ARPS, and 1,741 ARPS remain outstanding.

PFL has accepted for payment 1,404 ARPS, which represents approximately 77.65% of its outstanding ARPS, and 404 ARPS remain outstanding.

PFN has accepted for payment 1,941 ARPS, which represents approximately 55.50% of its outstanding ARPS, and 1,556 ARPS remain outstanding.

PCQ has accepted for payment 429 ARPS, which represents approximately 8.89% of its outstanding ARPS, and 4,396 ARPS remain outstanding.

PCK has accepted for payment 1,232 ARPS, which represents approximately 23.94% of its outstanding ARPS, and 3,915 ARPS remain outstanding.

PZC has accepted for payment 444 ARPS, which represents approximately 11.34% of its outstanding ARPS, and 3,471 ARPS remain outstanding.

PMF has accepted for payment 863 ARPS, which represents approximately 12.94% of its outstanding ARPS, and 5,805 ARPS remain outstanding.

PML has accepted for payment 2,345 ARPS, which represents approximately 19.65% of its outstanding ARPS, and 9,586 ARPS remain outstanding.

PMX has accepted for payment 1,011 ARPS, which represents approximately 16.34% of its outstanding ARPS, and 5,177 ARPS remain outstanding.

PNF has accepted for payment 305 ARPS, which represents approximately 18.59% of its outstanding ARPS, and 1,336 ARPS remain outstanding.

PNI has accepted for payment 276 ARPS, which represents approximately 11.90% of its outstanding ARPS, and 2,044 ARPS remain outstanding.

PYN has accepted for payment 137 ARPS, which represents approximately 11.63% of its outstanding ARPS, and 1,041 ARPS remain outstanding.

All ARPS that were not tendered will remain outstanding, and the terms of the outstanding ARPS will remain the same as prior to the Tender Offers.

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Any questions regarding the Tender Offers can be directed to the Funds’ Information Agent, Equiniti Fund Solutions, Inc., at (877) 478-5044. Each Fund’s daily New York Stock Exchange closing market price for its common shares, net asset value per common share, as well as other information, including updated portfolio statistics and performance, are available at www.pimco.com/closedendfunds.

Each Fund may determine to replace all or a portion of the leverage previously obtained through tendered ARPS with other forms of leverage in accordance with the Fund’s investment policies and related public disclosures. There is no guarantee that a Fund will be able to replace all or a portion of the leverage previously obtained through tendered ARPS with leverage at comparable costs and other terms, or will elect to do so, and any replacement leverage may be at a higher interest rate and/or may result in higher costs to the Fund’s common shareholders. In conjunction with the Tender Offers and to replace a portion of the leverage previously obtained through tendered ARPS, PCQ, PCK, PZC, PMF, PML and PMX have issued 102, 292, 105, 204, 555, and 239 Remarketable Variable Rate MuniFund Term Preferred Shares, respectively, each with a liquidation preference of $100,000 per share at a price of $100,000 per share, resulting in total proceeds of $10,200,000, $29,200,000, $10,500,000, $20,400,000, $55,500,000, and $23,900,000, respectively.

The information on or accessible through www.pimco.com/closedendfunds is not incorporated by reference herein.

About PIMCO

PIMCO was founded in 1971 in Newport Beach, California and is one of the world’s premier fixed income investment managers. Today we have offices across the globe and 3,000+ professionals united by a single purpose: creating opportunities for investors in every environment. PIMCO is owned by Allianz S.E., a leading global diversified financial services provider.

Except for the historical information and discussions contained herein, statements contained in this news release constitute forward-looking statements. These statements may involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including the performance of financial markets, the investment performance of PIMCO’s sponsored investment products and separately managed accounts, general economic conditions, future acquisitions, competitive conditions and government regulations, including changes in tax laws. Readers should carefully consider such factors. Further, such forward-looking statements speak only on the date at which such statements are made. PIMCO undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statement.

This material has been distributed for informational purposes only and should not be considered as investment advice or a recommendation of any particular security, strategy or investment product. Neither the Funds, nor the Funds’ Boards of Trustees, nor PIMCO, makes any recommendation as to whether to tender or not to tender any ARPS in the Tender Offers. No part of this material may be reproduced in any form, or referred to in any other publication, without express written permission. PIMCO is a trademark of Allianz Asset Management of America LLC. in the United States and throughout the world. PIMCO Investments LLC, 1633 Broadway, New York, NY 10019, is a company of PIMCO. ©2023, PIMCO